MARKY Corp. Announces Strategic Partnership to Develop Generative AI-Driven Tools

On May 28, 2025, MARKY Corp. ("the Company") entered into a strategic partnership with Shenzhen Wanhongxin Trading Co., Ltd, a leading innovator in the fashion-industry based in Shenzhen, China, to develop a suite of generative AI-driven tools.

This collaboration aims to leverage generative artificial intelligence to create innovative tools capable of generating or modifying content such as images and text. The partnership combines MARKY Corp.'s hardware support with Shenzhen Wanhongxin Trading Co., Ltd's technical expertise and development capabilities to jointly research, design, and develop generative AI software.

Objective: The partnership focuses on developing generative AI tools that utilize patterns and relationships learned from vast datasets to create new content based on prompts or instructions.

Roles and Contributions: MARKY Corp. will provide necessary hardware support. Shenzhen Wanhongxin Trading Co., Ltd will supply technical expertise and development capabilities. Both parties will collaborate on the research, design, and development of the generative AI software.

Next Steps: The parties will work toward a detailed cooperation agreement within six months from the signing of this strategic agreement, outlining specific terms, timelines, and responsibilities for the development and deployment of the AI tools.

Forward-looking statements

This press release contains forward-looking statements that involve risks and uncertainties. These statements reflect MARKY Corp.’s current expectations regarding future events and are based on management’s beliefs and assumptions. Actual results could differ materially from those projected due to various factors, including market conditions, competition, and the successful integration of acquired operations. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. MARKY Corp. undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Investor Relations Contact

Email: DickyChung_mrky@outlook.com (Chung Ling Cheong Dicky, the Chief Executive Officer and Director)